Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Inland Real Estate Corporation:

We have audited the accompanying consolidated financial statements of Inland Real Estate Corporation (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations and other comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Inland Real Estate Corporation as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in paragraph 28 of note 1 and note 8 to the consolidated financial statements, the Company has retrospectively changed its method of accounting for the conversion options in its debt that may be settled in cash upon conversion for all periods presented in its consolidated financial statements due to the adoption of FASB Staff Position No. ABP 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (FSP ABP 14-1).

As discussed in paragraph 30 of note 1 to the consolidated financial statements, the Company has retrospectively changed its method of accounting for noncontrolling interests for all periods presented in its consolidated financial statements due to the adoption of FASB Statement of Financial Accounting Standards No. 160, Noncontrolling Interest in Consolidated Financial Statements (SFAS 160).

As discussed in note 15 to the consolidated financial statements, the Company has retrospectively reclassified operations for certain properties sold subsequent to December 31, 2008 to discontinued operations in accordance with FASB Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

 KPMG LLP

Chicago, Illinois

February 27, 2009, except as to the effects of FSP APB 14-1 discussed in paragraph 28 of note 1 and note 8, the effects of SFAS 160 discussed in paragraph 30 of note 1, and the effects of discontinued operations discussed in note 15, which are as of July 2, 2009.